January 4, 2006



Mr. Michael A. Correale
Chief Financial Officer
Amscan Holdings, Inc.
80 Grasslands Road
Elmsford, NY 10523


	Re:	Amscan Holdings, Inc.
		Form 10-K for Fiscal Year Ended December 31, 2004
Filed March 31, 2005
      File No. 333-14107


Dear Mr. Correale:

      We have completed our review of your Form 10-K and related filings and do not, at this time, have any further comments.



								Sincerely,



								Jill S. Davis
								Branch Chief

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Mr./Ms.
Company Name
Date, 2005
page 1




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